 Exhibit 99.4
LETTER TO CLIENTS OF BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
Offer To Exchange
Warrants to Acquire Shares of Common Stock
of
TARGET HOSPITALITY CORP.
for
Shares of Common Stock of Target Hospitality Corp.
THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME ON DECEMBER 16, 2022, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW).
November 18, 2022
To Our Clients:
Enclosed for your consideration are the Prospectus/Offer to Exchange dated November 18, 2022 and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of Target Hospitality Corp. (the “Company”), a Delaware corporation, to each holder of its warrants to purchase one share of common stock, par value $0.0001 per share (the “Common Stock”), of the Company for a purchase price of purchase price of $11.50, subject to adjustments (the “Warrants”) to receive 0.37 shares of Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal. The Offer will be open until 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.37 shares of Common Stock for each Warrant tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender less than all of its Warrants for exchange.
No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Common Stock on the Nasdaq Capital Market on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.
Warrants not exchanged for shares of Common Stock pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such Warrants prior to their expiration. The Company reserves the right to redeem any of the Public Warrants pursuant to their current terms at any time.
Certain holders of approximately 1.7 million of the Warrants have committed to participate in the Offer, which represents approximately 10.8% of the outstanding Warrants. See the section of the Prospectus/Offer to Exchange entitled “The Offer — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”
THE OFFER IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to cause your Warrants to be tendered for exchange pursuant to the Offer.
On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.37 shares of Common Stock for each Warrant so tendered.
We are the owner of record of Warrants held for your account. As such, only we can exchange and tender your Warrants, and then only pursuant to your instructions.We are sending you the Letter of Transmittal for your information only; you cannot use it to exchange and tender Warrants we hold for your account.
Please instruct us as to whether you wish us to tender for exchange any or all of the Warrants we hold for your account, on the terms and subject to the conditions of the Offer.
Please note the following:
1.
Your Warrants may be exchanged at the exchange rate of 0.37 shares of Common Stock for every one of your Warrants properly tendered for exchange.

2.
The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal. In particular, please see “The Offer — General Terms — Conditions to the Offer” in the Prospectus/Offer to Exchange.

3.
The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which the Company may extend.

If you wish to have us tender any or all of your Warrants for exchange pursuant to the Offer, please so instruct us by completing, executing, detaching and returning to us the attached Instructions Form. If you authorize us to tender your Warrants, we will tender for exchange all of your Warrants unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which the Company may extend.
The board of directors of the Company has approved the Offer. However, neither the Company nor any of its management, its board of directors, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal, and should consult your own investment and tax advisors. You must decide whether to have your Warrants exchanged and, if so, how many Warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal.

Instructions Form
Offer To Exchange
Warrants to Acquire Shares of Common Stock
of
TARGET HOSPITALITY CORP.
for
Shares of Common Stock of Target Hospitality Corp.
The undersigned acknowledges receipt of your letter and the enclosed Prospectus/Offer to Exchange dated November 18, 2022 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of the Company to each holder of its warrants to purchase one share of our common stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $11.50, subject to adjustments (the “Warrants”), to receive 0.37 shares of Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”).
The undersigned hereby instructs you to tender for exchange the number of Warrants indicated below or, if no number is indicated, all Warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal.
By participating in the Offer, the undersigned acknowledges that: (i) the Offer is made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal; (ii)  the Offer will be open until 11:59 p.m., Eastern Time, on December 16, 2022, or such later time and date to which the Company may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iii) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended or terminated by the Company as provided in the Prospectus/Offer to Exchange; (iv) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (v) the future value of the Common Stock is unknown and cannot be predicted with certainty; (vi) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal; and (vii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.
(continued on following page)

Number of Warrants to be exchanged by you for the account of the undersigned:

*
No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Common Stock on the Nasdaq Capital Market on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

**
Unless otherwise indicated it will be assumed that all Warrants held by us for your account are to be exchanged.

Signature(s):
Name(s):
(Please Print)
Taxpayer Identification Number:
Address(es):

(Including Zip Code)
Area Code/Phone Number:
Date: